----------------------------
                                                            OMB APPROVAL
                                                    OMB Number: 3235-0167
                                                    Expires: October 31, 2004
                                                    Estimated average burden
                                                    hours per response......1.50
                                                    ----------------------------

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------
                                     FORM 15
                                 --------------

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                           Commission File No. 0-25864


                               AVANT! CORPORATION
             (Exact name of registrant as specified in its charter)

                              46871 Bayside Parkway
                            Fremont, California 94538
                                 (510) 413-8000
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                       COMMON STOCK, PAR VALUE $0.0001 PER SHARE
                       (Title of each class of securities
                              covered by this Form)

                                      NONE
                    (Title of all other classes of securities
                     for which a duty to file reports under
                         Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [X]    Rule 12h-3(b)(1)(i)              [X]
Rule 12g-4(a)(1)(ii)        [ ]    Rule 12h-3(b)(1)(ii)             [ ]
Rule 12g-4(a)(2)(i)         [ ]    Rule 12h-3(b)(2)(i)              [ ]
Rule 12g-4(a)(2)(ii)        [ ]    Rule 12h-3(b)(2)(ii)             [ ]
                                   Rule 15d-6                       [ ]

 Approximate number of holders of record as of the certification or notice date: 1

================================================================================

          Pursuant to the requirements of the Securities Exchange Act of 1934, Avant! Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       AVANT! CORPORATION



Date:  June 6, 2002                    By:      /s/ Paul Lo
                                           -----------------------------------
                                       Paul Lo
                                       President